Exhibit 99.1

News Release

CONTACT:

Mackenzie Aron, VP Investor Relations

(480) 734-2060

investor@taylormorrison.com

Taylor Morrison Reports Fourth Quarter 2021 Results, Including a 204 Percent Year-Over-Year Increase in Diluted Earnings per Share to $2.19

SCOTTSDALE, Ariz., Feb. 8, 2022 — Taylor Morrison Home Corporation (NYSE: TMHC), one of the nation’s leading homebuilders and developers, announced results for the fourth quarter ended Dec. 31, 2021. Reported net income of $273 million and $2.19 per diluted share increased 189 percent and 204 percent, respectively, compared to the fourth quarter of 2020.

Highlights from the Company’s fourth quarter 2021 included the following, as compared to the prior-year quarter:

•	Homes closed increased 39 percent to 4,283 homes and 61 percent in value to $2.4 billion.

•	Home closings gross margin improved 330 basis points to 21.6 percent.

•	Net sales orders and monthly sales per community declined 16 percent to 3,124 and six percent to 3.2, respectively.

•	Backlog increased nine percent to 9,114 sold homes with an average sales price of $632,000, up 26 percent.

•	SG&A as a percentage of home closings revenue improved 180 basis points to 7.8 percent.

•	Homebuilding lot supply increased 10 percent to approximately 77,000 total lots owned and controlled.

•	Controlled lots as a percentage of total lot supply increased approximately 700 basis points to 38 percent.

Full year 2021 highlights included the following, as compared to 2020:

•	Homes closed increased nine percent to 13,699 homes and 22 percent in value to $7.2 billion.

•	Home closings gross margin improved 370 basis points to 20.3 percent.

•	Total revenue increased 22 percent to $7.5 billion.

•	The Company repurchased 9.9 million shares outstanding for $281 million.

•	Return on equity improved 960 basis points to 17.5 percent.

“In the fourth quarter, we delivered record financial results, including a 204 percent year-over-year increase in our diluted earnings per share and nearly-1,000 basis point improvement in our return on equity—each to new Company highs. This strong performance was driven by a 330 basis point improvement in our home closings gross margin and nearly 200 basis points of SG&A leverage as we benefited from our ongoing operational enhancements, acquisition synergies and robust pricing power that more than offset the inflationary cost pressure and delay of some anticipated closings into the new year caused by ongoing supply chain constraints,” said Sheryl Palmer, Taylor Morrison Chairman and CEO.

“These results capped off a transformational and record-breaking year for our organization, in which we completed the integration of our 2020 acquisition of William Lyon Homes; made meaningful progress against our strategic priorities of product refinement, process streamlining and asset-lighter land investments; and achieved new Company highs across nearly all of our key operating and financial metrics. Following these achievements and with further visibility into our strong backlog of over 9,100 sold homes, in 2022, we now expect to generate a home closings gross margin of at least 23.5 percent and return on equity in the mid-20 percent range while delivering between 14,000 to 15,000 homes,” said Palmer.

“From a demand perspective, the market remained favorable in the fourth quarter with solid activity across our consumer groups and geographies that drove a healthy monthly absorption pace of 3.2 net sales orders per community and a 23 percent year-over-year increase in our average net order price. With demand continuing to significantly outpace supply, we maintained our disciplined sales strategy by managing sales in the vast majority of our communities to align our sales and production cadence and maximize community performance. Housing fundamentals remain attractive across our diverse market portfolio and price points that serves entry-level, move-up and active lifestyle homebuyers, as well as single-family rental households with our growing Build-to-Rent operations.”

“In addition to our strong operational performance, in 2021, we made significant progress in strengthening our balance sheet and executing on new asset-lighter land investment strategies that further improve our ability to invest in future growth, mitigate long-term risk and enhance expected returns. We invested $2.0 billion in land to support future growth, repurchased 9.9 million shares outstanding for $281 million and deleveraged our balance sheet by nearly 500 basis points. With another year of strong cash flow generation anticipated in 2022, we expect to further reduce our net debt-to-capital ratio to the mid-20 percent range this year while also continuing to opportunistically pursue share repurchases after investing approximately $2.3 to 2.4 billion in homebuilding land acquisition and development,” said Lou Steffens, Executive Vice President and Chief Financial Officer.

Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless otherwise indicated.)

Homebuilding

•	Home closings revenue increased 61 percent to $2.4 billion, driven by a 39 percent increase in homes closed to 4,283 and a 16 percent increase in average closing price to $558,000.

•	Home closings gross margin increased 330 basis points to 21.6 percent, reflecting operational enhancements, acquisition synergies and pricing power in excess of inflationary cost pressure.

•	SG&A as a percentage of home closings revenue declined 180 basis points to 7.8 percent, primarily due to improved operating leverage and lower broker commissions.

•

Net sales orders of 3,124 were down 16 percent compared to the seasonally-strong fourth quarter of 2020 due to a 10 percent decline in average community count and a six percent reduction in the average monthly absorption pace to 3.2 net sales orders per community. The Company continued to strategically align sales with production capacity and manage the length of its backlog amid continued strong demand across each of its markets and consumer groups.

•

Among its consumer groups, the greatest year-over-year improvement in net sales orders and absorption pace was driven by the move-up segment, which represented 51 percent of total net sales orders versus 44 percent in the fourth quarter of 2020.

•

Average net sales order price increased 23 percent to $648,000, reflecting robust pricing power as well as a greater penetration of move-up and 55-plus active lifestyle transactions versus entry-level sales compared to the prior-year period.

•	Backlog at quarter end was 9,114 sold homes, up nine percent, with a sales value of $5.8 billion, up 36 percent.

Land Portfolio

•	Investment in land acquisition and development totaled $514 million in the fourth quarter and $2.0 billion in 2021.

•	At year end, total homebuilding lot supply was approximately 77,000 owned and controlled homesites, up 10 percent.

•	Controlled lots as a percentage of total supply was 38 percent, up from 31 percent.

•	Based on trailing twelve-month home closings, the lot position represented 3.5 years of owned supply and 5.6 years of total supply.

Financial Services

•	The mortgage capture rate equaled 82 percent.

•	Borrowers had an average credit score of 752 and debt-to-income ratio of 36 percent.

Balance Sheet

•

At quarter end, total available liquidity was approximately $1.6 billion, including $833 million of unrestricted cash and $810 million of undrawn capacity on the Company’s corporate revolving credit facilities.

•	Net homebuilding debt-to-capital equaled 34.1 percent.

•

The Company repurchased 1.4 million of its outstanding shares for $45 million during the fourth quarter. For the full year, the Company repurchased 9.9 million shares for $281 million, which represented approximately eight percent of diluted shares outstanding as of Dec. 31, 2020. At quarter end, the Company had $230 million remaining on its share repurchase authorization.

Business Outlook

First Quarter 2022

•	Ending active community count is expected to be between 310 to 315

•	Home closings are expected to be between 2,600 to 2,900

•	GAAP home closings gross margin is expected to be approximately 22 percent

•	Effective tax rate is expected to be approximately 25 percent

•	Diluted share count is expected to be approximately 124 million

Full Year 2022

•	Ending active community count is expected to be around 350

•	Home closings are expected to be between 14,000 to 15,000

•	GAAP home closings gross margin is now expected to be at least 23.5 percent

•	Average sales price is expected to be at least $600,000

•	SG&A as a percentage of home closings revenue is expected to be in the high-8 percent range

•	Effective tax rate is expected to be approximately 25 percent

•	Diluted share count is expected to be approximately 124 million

•	Homebuilding land and development spend is expected to be between $2.3 to 2.4 billion

Quarterly Financial Comparison

($ in thousands)	Q4 2021	Q4 2020	Q4 2021 vs. Q4 2020
Total Revenue	$2,505,422	$1,557,502	60.9%
Home Closings Revenue	$2,391,130	$1,487,434	60.8%
Home Closings Gross Margin	$515,827	$272,600	89.2%
	21.6%	18.3%	330 bps increase
Adjusted Home Closings Gross Margin	$515,827	$282,211	82.8%
	21.6%	19.0%	260 bps increase
SG&A	$185,669	$143,205	29.7%
% of Home Closings Revenue	7.8%	9.6%	180 bps leverage

Annual Financial Comparison

($ in thousands)	2021	2020	2021 vs. 2020
Total Revenue	$7,501,265	$6,129,320	22.4%
Home Closings Revenue	$7,171,433	$5,863,652	22.3%
Home Closings Gross Margin	$1,457,528	$975,895	49.4%
	20.3%	16.6%	370 bps increase
Adjusted Home Closings Gross Margin	$1,457,528	$985,506	47.9%
	20.3%	16.8%	350 bps increase
SG&A	$668,342	$572,375	16.8%
% of Home Closings Revenue	9.3%	9.8%	50 bps leverage

Earnings Webcast

A public webcast to discuss the fourth quarter 2021 earnings will be held later today at 8:30 a.m. Eastern time. A live audio webcast of the conference call will be available on Taylor Morrison’s website at investors.taylormorrison.com under the Events & Presentations tab. For call participants, the dial-in number is (844) 200-6205 and conference ID is 223761. The call will be recorded and available for replay on the Company’s website later today and will be available for one year from the date of the original earnings call.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up, luxury and 55-plus active lifestyle homebuyers under our family of brands—including Taylor Morrison, Esplanade, Darling Homes Collection by Taylor Morrison and Christopher Todd Communities built by Taylor Morrison. From 2016-2022, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our strong commitment to sustainability, our communities and our team is highlighted in our latest annual Environmental, Social and Governance (ESG) Report available on our website.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the scale and scope of the ongoing COVID-19 pandemic; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; inflation or deflation; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Home closings revenue, net	$2,391,130	$1,487,434	$7,171,433	$5,863,652
Land closings revenue	20,271	25,028	99,444	65,269
Financial services revenue	45,111	40,040	164,615	155,827
Amenity and other revenue	48,910	5,000	65,773	44,572

Total revenues	2,505,422	1,557,502	7,501,265	6,129,320
Cost of home closings	1,875,303	1,214,834	5,713,905	4,887,757
Cost of land closings	15,249	21,796	83,853	64,432
Financial services expenses	25,713	23,260	101,848	88,910
Amenity and other expense	36,871	5,016	53,778	44,002

Total cost of revenues	1,953,136	1,264,906	5,953,384	5,085,101
Gross margin	552,286	292,596	1,547,881	1,044,219
Sales, commissions and other marketing costs	119,678	95,116	400,376	377,496
General and administrative expenses	65,991	48,089	267,966	194,879
Equity in income of unconsolidated entities	(1,861)	(2,298)	(11,130)	(11,176)
Interest expense/(income), net	3,197	(362)	3,792	(1,606)
Other expense, net	22,703	15,668	23,769	23,092
Transaction expenses	—	17,293	—	127,170
Loss on extinguishment of debt, net	—	—	—	10,247

Income before income taxes	342,578	119,090	863,108	324,117
Income tax provision	59,876	22,428	180,741	74,590

Net income before allocation to non-controlling interests	282,702	96,662	682,367	249,527
Net income attributable to non-controlling interests - joint ventures	(9,978)	(2,243)	(19,341)	(6,088)

Net income available to Taylor Morrison Home Corporation	$272,724	$94,419	$663,026	$243,439

Earnings per common share
Basic	$2.22	$0.73	$5.26	$1.90
Diluted	$2.19	$0.72	$5.18	$1.88
Weighted average number of shares of common stock:
Basic	122,694	129,891	126,077	127,812
Diluted	124,572	132,052	128,019	129,170

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$832,821	$532,843
Restricted cash	3,519	1,266

Total cash, cash equivalents, and restricted cash	836,340	534,109
Owned inventory	5,444,207	5,209,653
Consolidated real estate not owned	55,314	122,773

Total real estate inventory	5,499,521	5,332,426
Land deposits	229,535	125,625
Mortgage loans held for sale	467,534	201,177
Derivative assets	2,110	5,294
Lease right of use assets	85,863	73,222
Prepaid expenses and other assets, net	314,986	242,744
Other receivables, net	150,864	96,241
Investments in unconsolidated entities	171,406	127,955
Deferred tax assets, net	151,240	238,078
Property and equipment, net	155,181	97,927
Goodwill	663,197	663,197

Total assets	$8,727,777	$7,737,995

Liabilities
Accounts payable	$253,348	$215,047
Accrued expenses and other liabilities	525,209	430,067
Lease liabilities	96,172	83,240
Income taxes payable	—	12,841
Customer deposits	485,705	311,257
Estimated development liabilities	38,923	40,625
Senior notes, net	2,452,322	2,452,365
Loans payable and other borrowings	404,386	348,741
Revolving credit facility borrowings	31,529	—
Mortgage warehouse borrowings	413,887	127,289
Liabilities attributable to consolidated real estate not owned	55,314	122,773

Total liabilities	$4,756,795	$4,144,245
Stockholders’ Equity
Total stockholders’ equity	3,970,982	3,593,750

Total liabilities and stockholders’ equity	$8,727,777	$7,737,995

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	1,547	1,152	34.3%	$794,636	$494,497	60.7%	$514	$429	19.8%
Central	1,165	757	53.9	628,476	348,764	80.2	539	461	16.9
West	1,571	1,173	33.9	968,018	644,174	50.3	616	549	12.2

Total	4,283	3,082	39.0%	$2,391,130	$1,487,435	60.8%	$558	$483	15.5%

	Twelve Months Ended December 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	5,011	4,450	12.6%	$2,358,842	$1,856,580	27.1%	$471	$417	12.9%
Central	3,411	3,548	(3.9)	1,730,157	1,618,978	6.9	507	456	11.2
West	5,277	4,526	16.6	3,082,434	2,388,094	29.1	584	528	10.6

Total	13,699	12,524	9.4%	$7,171,433	$5,863,652	22.3%	$524	$468	12.0%

Net Sales Orders:

	Three Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	1,037	1,384	(25.1)%	$606,293	$656,541	(7.7)%	$585	$474	23.4%
Central	957	824	16.1	615,908	429,287	43.5	644	521	23.6
West	1,130	1,516	(25.5)	802,097	877,024	(8.5)	710	579	22.6

Total	3,124	3,724	(16.1)%	$2,024,298	$1,962,852	3.1%	$648	$527	23.0%

	Twelve Months Ended December 31,
	Net Sales Orders			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	5,395	5,469	(1.4)%	$2,940,724	$2,385,530	23.3%	$545	$436	25.0%
Central	3,800	3,866	(1.7)	2,277,842	1,828,183	24.6	599	473	26.6
West	5,215	5,733	(9.0)	3,482,557	3,098,862	12.4	668	541	23.5

Total	14,410	15,068	(4.4)%	$8,701,123	$7,312,575	19.0%	$604	$485	24.5%

Sales Order Backlog:

	As of December 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
($ in thousands)	2021	2020	Change	2021	2020	Change	2021	2020	Change
East	3,219	2,835	13.5%	$1,902,318	$1,320,436	44.1%	$591	$466	26.8%
Central	2,787	2,398	16.2	1,747,834	1,200,149	45.6	627	500	25.4
West	3,108	3,170	(2.0)	2,106,984	1,706,861	23.4	678	538	26.0

Total	9,114	8,403	8.5%	$5,757,136	$4,227,446	36.2%	$632	$503	25.6%

Average Active Selling Communities(1):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	Change	2021	2020	Change
East	126	139	(9.4)%	129	145	(11.0)%
Central	102	113	(9.7)	100	124	(19.4)
West	102	116	(12.1)	105	117	(10.3)

Total	330	368	(10.3)%	334	386	(13.5)%

(1)

Beginning in the first quarter of 2022, the Company will provide ending active selling communities in lieu of average active selling communities. The Company believes the revised presentation is better aligned with its management of the business and market conditions.

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we have provided information in this press release relating to: (i) adjusted income before income taxes and related margin, (ii) EBITDA and adjusted EBITDA, (iii) adjusted net income and adjusted earnings per share, (iv) net homebuilding debt to capitalization ratio, and (v) adjusted home closings gross margin.

Adjusted income before income taxes (and related margin) is a non-GAAP financial measure that reflects our income before income taxes excluding the impact of inventory impairment charges, transaction expenses and loss on extinguishment of debt, net. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, transaction expenses and inventory impairment charges. Adjusted net income and adjusted earnings per share are non-GAAP financial measures that reflect the net income available to the Company excluding the impact of inventory impairment charges, transaction expenses, loss on extinguishment of debt, net, and the tax impact due to such items. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, less unamortized debt issuance premiums, net, and mortgage warehouse borrowings, net of unrestricted cash and cash equivalents, by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity). Adjusted home closings gross margin is a non-GAAP financial measure based on GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges. Beginning with the third quarter of fiscal 2021, we are no longer excluding purchase accounting adjustments from these non-GAAP financial measures, and prior period measures have been recast to exclude this adjustment.

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our regions, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall leverage and to evaluate our performance against other companies in the homebuilding industry. A reconciliation of our forward-looking net homebuilding debt to capitalization ratio to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted income before income taxes and related margin, adjusted net income and adjusted earnings per share, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

Adjusted Net Income and Adjusted Earnings Per Share
	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except per share data)	2021	2020	2021	2020
Net income available to TMHC	$272,724	$94,419	$663,026	$243,439
Inventory impairment charges	—	9,611	—	9,611
Transaction expenses	—	17,293	—	127,170
Loss on extinguishment of debt, net	—	—	—	10,247
Tax impact due to above non-GAAP reconciling items	—	(6,151)	—	(27,980)

Adjusted net income	$272,724	$115,172	$663,026	$362,487

Basic weighted average shares	122,694	129,891	126,077	127,812
Adjusted earnings per common share - Basic	$2.22	$0.89	$5.26	$2.84
Diluted weighted average shares	124,572	132,052	128,019	129,170
Adjusted earnings per common share - Diluted	$2.19	$0.87	$5.18	$2.81

Adjusted Income Before Income Taxes and Related Margin
	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2021	2020	2021	2020
Income before income taxes	$342,578	$119,090	$863,108	$324,117
Inventory impairment charges	—	9,611	—	9,611
Transaction expenses	—	17,293	—	127,170
Loss on extinguishment of debt, net	—	—	—	10,247

Adjusted income before income taxes	$342,578	$145,994	$863,108	$471,145

Total revenues	$2,505,422	$1,557,502	$7,501,265	$6,129,320
Income before income taxes margin	13.7%	7.6%	11.5%	5.3%
Adjusted income before income taxes margin	13.7%	9.4%	11.5%	7.7%

Adjusted Home Closings Gross Margin

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands)	2021	2020	2021	2020
Home closings revenue	$2,391,130	$1,487,434	$7,171,433	$5,863,652
Cost of home closings	$1,875,303	$1,214,834	$5,713,905	$4,887,757

Home closings gross margin	$515,827	$272,600	$1,457,528	$975,895
Inventory impairment charges	—	9,611	—	9,611

Adjusted home closings gross margin	$515,827	$282,211	$1,457,528	$985,506

Home closings gross margin as a percentage of home closings revenue	21.6%	18.3%	20.3%	16.6%
Adjusted home closings gross margin as a percentage of home closings revenue	21.6%	19.0%	20.3%	16.8%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended December 31,
($ in thousands)	2021	2020
Net income before allocation to non-controlling interests	$282,702	$96,662
Interest expense/(income), net	3,197	(362)
Amortization of capitalized interest	50,387	28,612
Income tax provision	59,876	22,428
Depreciation and amortization	1,871	2,042

EBITDA	$398,033	$149,382
Non-cash compensation expense	4,815	4,869
Inventory impairment charges	—	9,611
Transaction expenses	—	17,293

Adjusted EBITDA	$402,848	$181,155

Total revenues	$2,505,422	$1,557,502
Net income before allocation to non-controlling interests as a percentage of total revenues	11.3%	6.2%
EBITDA as a percentage of total revenues	15.9%	9.6%
Adjusted EBITDA as a percentage of total revenues	16.1%	11.6%

Net Homebuilding Debt to Capitalization Ratio Reconciliation

($ in thousands)	As of December 31, 2021	As of September 30, 2021
Total debt	$3,302,124	$3,221,569
Less unamortized debt issuance premiums, net	2,322	2,333
Less mortgage warehouse borrowings	413,887	235,685

Total homebuilding debt	$2,885,915	$2,983,551
Less cash and cash equivalents	832,821	373,407

Net homebuilding debt	$2,053,094	$2,610,144
Total equity	3,970,982	3,745,896

Total capitalization	$6,024,076	$6,356,040

Net homebuilding debt to capitalization ratio	34.1%	41.1%